UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2020

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38470	26-4726035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

285 East Grand Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 416-1192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UBX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 10, 2020, the Board of Directors (the “Board”) of UNITY Biotechnology, Inc., a Delaware corporation (“UNITY” or the “Company”), implemented a corporate restructuring (the “Restructuring”) to align its resources on cellular senescence programs in ophthalmology and neurology while further extending operating capital. The Company will advance UBX1325 to Phase 1 clinical development in patients with diabetic macular edema and expects to dose the first patient in the second half of 2020, consistent with prior guidance. The Restructuring will result in an elimination of approximately 30 positions, or approximately 30% of the Company’s workforce, by the end of the year. The Company estimates that it will incur a one-time employee benefits and severance charge of approximately $1.7 million in the year ended December 31, 2020. These steps to focus resources are expected to extend the cash runway through mid-2022, with current cash and cash equivalents projected to fund the Company through key clinical data readouts for UBX1325 and IND-enabling studies for UBX1967.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2020, the Board appointed Alexander Azoy, the Company’s Vice President of Finance, Chief Accounting Officer, as the principal accounting officer, effective immediately. Mr. Azoy has served as the Company’s Vice President of Finance, Controller since February 2020. Prior to joining the Company, Mr. Azoy held various roles at Sienna Biopharmaceuticals, Inc., from December 2017 to December 2019, most recently as Chief Financial Officer, where he oversaw finance operations. Mr. Azoy was previously the Vice President of Accounting for Smart & Final Stores, Inc., a publicly-held consumer products retailer, from January 2016 to November 2017, where he oversaw accounting operations, Sarbanes-Oxley compliance and SEC financial reporting. From March 2015 until December 2015, Mr. Azoy was the Corporate Controller for Kythera Biopharmaceuticals, Inc. after it was acquired by Allergan plc., where he had responsibility for the company’s accounting and tax functions, as well as SEC financial reporting and preparing the company for its first commercial launch. From June 2013 to March 2015, Mr. Azoy served as Director, Finance Business Strategy for Warner Bros. Entertainment Inc. supporting corporate finance initiatives and mergers and acquisitions. From 2003 to 2013, he held roles of increasing responsibility in Ernst & Young’s audit practice, serving clients in the life sciences sector, including Amgen Inc. Mr. Azoy holds a B.S. in Accounting from California State University, Northridge. He is a certified public accountant in California and a member of the California Society of Certified Public Accountants. There are no family relationships between Mr. Azoy and any of the Company’s directors or executive officers and there are no relationships or related party transactions between Mr. Azoy and the Company that would be required to be reported.

Item 9.01	Exhibits.

Reference is made to the Exhibit Index attached hereto.

Forward-Looking Statements

Any statements contained in this Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the Company’s expectations regarding the its restructuring plan; its expectations and estimates regarding the workforce reduction; the objectives of the restructuring plan and the timing thereof; amounts and timing of the charges, cash expenditures and savings to be incurred in connection with the restructuring plan; and the potential impact of the restructuring plan. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the satisfaction of closing conditions for each subsequent tranche of the loan agreement; the expectation that the Company will need additional funds to finance its operations; the unpredictability of the regulatory process; the Company’s reliance on third parties for the manufacture of its product candidates; possible regulatory developments in the United States and foreign countries; and the Company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in the Company’s most recent filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on July 31, 2020, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Form 8-K. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “UNITY Biotechnology Announces Actions to Focus on Senolytic Programs in Ophthalmology and Neurology”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BIOTECHNOLOGY, INC.

Date: September 16, 2020	By:	/s/ Anirvan Ghosh
Anirvan Ghosh, Ph.D.
Chief Executive Officer